EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-125777) pertaining to the Amended and Restated 2004 Stock Incentive Plan of Blackboard Inc. of our reports dated February 9, 2006, with respect to the consolidated financial statements and schedule of Blackboard Inc., Blackboard Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Blackboard Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ ERNST & YOUNG LLP
McLean, Virginia
February 9, 2006